Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-191712) on Form S-8 of Power Solutions International, Inc. of our report dated June 24, 2016, relating to our audit of the financial statements and supplemental schedule of Power Great Lakes, Inc. Employees 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of Power Great Lakes, Inc. Employees 401(k) Profit Sharing Plan as of December 31, 2015 and 2014, and for the year ended December 31, 2015.

/s/ RSM US LLP

Indianapolis, Indiana

June 24, 2016